Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Goldner Hawn To Lead $45.0 Million Equity Investment
MINNEAPOLIS — (BUSINESS WIRE) — June 4, 2007 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that it has entered into a definitive securities purchase agreement for the sale, in a private placement, of a newly created series of convertible Preferred Stock and warrants to purchase Wilsons Leather Common Stock. The securities will be issued to Goldner Hawn Private Equity, Peninsula Investment Partners and Quaker Capital Management Corporation. The financing will provide the Company with $45.0 million in new equity before expenses, of which $35.0 million is being invested by Goldner Hawn. Wilsons Leather intends to use the proceeds from the issuance of the Preferred Stock for general working capital purposes and to pay fees related to the transaction. The transaction is subject to satisfaction of various closing conditions.
     The Preferred Stock will initially be convertible into Common Stock at a price of $1.50 per share, which would result in the issuance of 30 million shares of Common Stock. The warrants will be exercisable for up to 15 million shares of Common Stock at an exercise price of $2.00 per share for five years following the closing.
     The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company will grant certain registration rights to the purchasers for purposes of registering the resale of the shares of Common Stock issued upon conversion of the Preferred Stock and upon exercise of the warrants issued in the private placement.
     This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s securities under the resale registration statement will be made only by means of a prospectus.
About Wilsons Leather
Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 5, 2007, Wilsons Leather operated 414 stores located in 45 states, including 284 mall stores, 116 outlet stores and 14 airport stores.

About Goldner Hawn Private Equity
Founded in Minneapolis in 1989, Goldner Hawn invests in seasoned, middle-market companies that are headquartered in the Midwest, have capable management teams, distinct market advantages and clear growth potential. The approach of keeping management teams of acquired companies in place, and a history of holding investments for five years or more, are hallmarks of Goldner Hawn’s investing philosophy.
Goldner Hawn has made 27 private equity investments through the company’s Marathon Fund Partnerships and has established long-term relationships with many of America’s leading financial institutions to support its investments. Including the Wilsons Leather investment, Goldner Hawn investments have total transaction values approximating $3.0 billion.
Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to the securities purchase agreement and the intended use of proceeds. Factors that could cause actual results to differ include: risks associated with strengthening our existing store base and strategy development; continued declines in comparable store sales; the ability to satisfy the closing conditions for the preferred stock and warrant financing described in this press release, the potential need for funding in addition to our cash flow from operations and existing credit facilities; dependence on our key supplier to implement our designer label outerwear merchandise strategy; changes in customer shopping patterns; risks associated with the development of our wholesale business; the potential for additional impairment losses if our operating performance does not improve; competition in our markets; uncertainty in general economic conditions; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our 2004 equity financing, as well as shares issuable upon conversion and exercise of the preferred stock and warrants to be issued in connection with the financing described in this press release; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com